UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 29, 2007

Center Financial Corporation

(Exact name of Registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

000-50050	52-2380548
(Commission file number)	(IRS Employer Identification No)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010

(Address of principal executive offices)

(213) 251-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c) On January 29, 2007, the Company and its wholly-owned subsidiary, Center Bank entered into an employment agreement with Jae Whan Yoo (the “Agreement”) for a term of three years commencing January 16, 2007, at an annual base salary of $250,000 for the first year of the term, with annual increases thereafter based on increases in the applicable Consumer Price Index, not to exceed 7% per year. Mr. Yoo is also entitled to an incentive bonus equal to 4% of the amount of the Company’s pre-tax earnings for that year which exceed the Company’s pre-tax earnings for the previous year; provided, however, that in no event shall such bonus be less than $40,000 nor more than 75% of the amount of Mr. Yoo’s annual base salary. Mr. Yoo will also receive stock options to purchase 100,000 shares of the Company’s authorized but unissued common stock, at the fair market value on the date of grant, which date is expected to be February 14, 2007. The options will be for a term of ten (10) years and will vest in installments of one-third per year commencing on the first anniversary of the date of grant. Mr. Yoo is also entitled to the use of a Company-owned automobile, medical and life insurance benefits, reimbursement for business expenses, and payment of certain country club and social club membership expenses. In the event of termination without cause or due to a change in control of Center Bank or the Company as defined in the Agreement, Mr. Yoo will be entitled to receive his salary for the balance of term remaining under the Agreement or twelve (12) months, whichever is less, plus a pro rata portion of any bonus earned for a partial year served; provided , however, that the amount of any benefits to be paid under the Agreement in the event of a change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code. A copy of the Agreement is included as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement between the Company and Jae Whan Yoo effective January 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

Date: January 31, 2007	/s/ Patrick Hartman

Center Financial Corporation Patrick Hartman Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between the Company and Jae Whan Yoo effective January 16, 2007